Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Agreement is being entered into as of January 16, 2015, between Implant Sciences Corporation (“ISC”), on behalf of and for the benefit of itself and all related corporate entities, and their divisions, affiliates (which means all persons and entities directly or indirectly or indirectly controlling, controlled by or under common control with ISC), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns (“ Company”) and Glenn D. Bolduc (“Employee”).

Employee has decided to resign his employment and position as Chief Executive Officer of ISC, and as a Director, and ISC has agreed to treat his resignation as an involuntary termination without cause under the terms of Section 5.2 of the Amended and Restated Employment Agreement (the “Employment Agreement”), dated June 25, 2013 between ISC and Employee. Both ISC and Employee desire to enter into this Separation Agreement and Release in accordance with the terms of the Employment Agreement.

In consideration of the mutual promises contained in this Separation Agreement and Release, and intending to be legally bound, the parties agree as follows:

1.

 Termination Date.  Employee’s last day of work shall be January 16, 2015.

2.

Compensation and Benefits.  ISC shall pay Employee such compensation and provide such benefits as required by the terms of Sections 5.2, 5.4, 4.3 and 3.2(b) of the Employment Agreement pursuant to a voluntary termination by the Company without cause.

3.

Resignations.  Employee hereby resigns his employment with ISC and further hereby resigns as a director of ISC. Employee also resigns as an employee, officer and director from any positions held with any subsidiaries of ISC.

4.

Change-in-Control.  Employee agrees to consent in writing to a modification of the Implant Sciences Corporation Change of Control Payment Plan (“CIC Plan”), by which his share will be reduced to 4% of the net sales price, as defined in the amended CIC Plan, and by which the share of all other participants will be 8.5%.

5.

Apartment.  Employee shall continue to have the use of the apartment leased by ISC in New York City through the end of the current lease, all lease obligations of said apartment, including but not limited to rent payments and utilities, to be paid by ISC.

6.

Legal Fees.  ISC shall pay the firm of Bowditch & Dewey, LLP, Employee’s attorney, the sum of $40,000 towards legal fees related to this matter.

7.

Stock Options.  All stock option agreements applicable to Employee shall be amended to extend the exercise period, solely with respect to options which are vested thereunder as of the Termination Date, from the ninetieth day following such Termination Date to the dates of the original expiration of such options, respectively, so as to permit Employee to exercise solely those options which are vested as of the Termination Date through the expiration dates of said options.  Further, such stock option agreements shall be amended to provide for the ability to exercise the vested options on a cashless basis.  All other terms of such stock option agreements remain unchanged.  See attached schedule of vested shares per agreement.

8.

Cooperation.  Employee agrees to cooperate with executives and directors of ISC in order to effect a smooth transition in leadership. Further, Employee agrees not to disparage the Company and its products and services to vendors, customers, shareholders, and to third parties. ISC agrees that its directors and officers will not disparage Employee and his performance as chief executive officer to vendors, customers, shareholders and to third parties.

9.

Release of Claims.

(a)

By signing this Agreement, Employee hereby agrees and acknowledges that, for good and valuable consideration, he is waiving his right to assert any and all forms of legal claims against the Company of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date he executes this Agreement (the “Execution Date”). Except as set forth below, his waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date. Notwithstanding the foregoing, this general release and waiver shall not serve to void Employee’s rights under the new CIC Plan referenced in Section 4 hereof, nor to affect his rights to indemnification for matters occurring prior to this date, to the extent provided by the Employment Agreement.

Without limiting the foregoing general waiver and release, Employee specifically waives and releases the Company from any Claim arising from or related to his prior employment relationship with the Company or the termination thereof, including, without limitation:

**

Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Federal and state statute.

**

Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment.

**

Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**

Any other Claim arising under state or federal law.

Employee acknowledges and agrees that, but for providing this waiver and release, he would not be receiving the economic benefits being provided to him under the terms of this Agreement. Employee further acknowledges that this release does not waive any claims he cannot by law waive and does not release any claims that arise after its execution.

It is the Company’s desire and intent to make certain that Employee fully understands the provisions and effects of this Agreement. To that end, Employee has been advised and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because he is over the age of 40, the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, allows him at least 21 days to consider the terms of this Agreement. ADEA also allows Employee to rescind his assent to this Agreement if, within seven days after Employee signs this Agreement, he delivers by hand or sends by mail (certified, return receipt and postmarked within such seven-day period) a notice of rescission to the Company. The eighth day following Employee’s signing of this Agreement is the Effective Date.

Also, consistent with the provisions of Federal law, nothing in this release shall be deemed to prohibit Employee from challenging the validity of this release under the discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or any state fair employment practices agency, or from participating in any investigation or proceeding conducted by the EEOC or any state fair employment practices agency. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that Employee’s signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to Employee under this Agreement in the event that he successfully challenges the validity of this release and prevails in any claim under the Federal Discrimination Laws.

(b)

Upon acceptance of Employee’s resignation, and except and to the extent of any of Employee’s obligations as set forth herein, the Company hereby waives and releases any and all Claims (as above defined) against Employee from the beginning of time through the date of this Agreement.

10.

Entire Agreement.  This documents sets forth the entire agreement between the parties and except as specifically stated herein supersedes all prior agreements and understandings, whether written or oral, relating to the Employee’s relationship with the Company.

11.

Amendment.

This Agreement may be amended or modified only by a written instrument executed both by an authorized officer of the Company and by the Employee.

12.

Governing law.  This agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.  Any legal action brought with respect to this matter shall be exclusively brought in the Commonwealth of Massachusetts.

13.

Number of successors and assigns. This agreement may not be assigned but shall be binding upon and inure to the benefit of each of the parties and their successors and including any organization in which ISC may be merged or which may succeed to the ownership of all or substantially all of its assets or business.

14.

No waiver.  No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right.

15.

Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall no way be affected or impaired thereby.

16.

Counterparts. This agreement may be exercised in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the day and year first above written.

AGREED:

By: /s/ Glenn D. Bolduc
Glenn D. Bolduc

Date signed: January 16, 2015

IMPLANT SCIENCES CORPORATION

By: /s/ William J. McGann

William J. McGann

Date signed: January 16, 2015

Implant Sciences Corporation

Stock Grant

November 14, 2014

Employee	Grant Date	Term	Option Price	Vesting Rate	Option Type	Options	Exercised	Outstanding	Vested	Unvested	Stock Comp Expense
Glenn Bolduc	12/30/2008	10	$0.20	3 years	ISO	100,000	100,000	0	0	0
Glenn Bolduc	12/30/2008	10	$0.20	3 years	ISO	70,000	70,000	0	0	0
Glenn Bolduc	1/1/2009	10	$0.17	3 years	ISO	680,000	680,000	0	0	0
Glenn Bolduc	9/7/2012	10	$1.40	(1)	ISO	115,333	0	115,333	115,333	0	$143,013
Glenn Bolduc	9/7/2012	10	$1.40	(1)	NQSO	5,327,157	0	5,327,157	5,327,157	0	$6,606,675
Glenn Bolduc	3/6/2014	10	$0.79	(2)	ISO	75,000	0	75,000	75,000	0	$51,750
Glenn Bolduc	7/2/2014	10	$1.10	(3)	ISO	218,863	0	218,863	72,954	145,909	$166,336
Glenn Bolduc	7/2/2014	10	$1.10	(3)	NQSO	81,137	0	81,137	27,046	54,091	$61,664
						6,667,490	850,000	5,817,490	5,617,490	200,000	$7,028,438

(1)

– 50% immed / 50% I year

(2)

– Vest upon the latter of QPL and TSA Order

(3)

– 1/3 Vest upon the latter of QPL, IDIQ and Order, 1/3, 1/3